Scientific Games Reports First Quarter 2015 Results

- Company on Schedule to Achieve $235 Million of Identified Annualized Cost Savings –

- Company Firmly Focusing on Growth -

LAS VEGAS, May 7, 2015 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games" or the "Company") today reported financial results for the first quarter ended March 31, 2015.

"In our first full quarter following our merger with Bally, we made significant progress in our strategies to integrate Bally operations and unify our organization," said Gavin Isaacs, President and Chief Executive Officer. "Our ability to offer the most extensive portfolio of products, systems and services to our gaming, lottery and interactive customers offers us a unique opportunity to empower our customers' success. The recent launch of the WMS S32 gaming cabinet, the new high-earning FLINTSTONES® and POWERBALL® participation games and the introduction of a Bally Quick Hits® slot game on the Dragonplay™ Slots online casino app – our first Bally social game launch – are just a few examples that highlight the breadth and innovation of our offerings. The premiere last month of the exciting MONOPOLY MILLIONAIRES' CLUB™ TV game show and multi-state launch of the MONOPOLY MILLIONAIRES' CLUB instant lottery game also demonstrate our organization-wide commitment to develop innovative products to help drive growth for our lottery customers."

Mr. Isaacs added, "Our focus on developing new player entertainment experiences that engage players and drive growth for our customers is equally matched by our focus on realizing expected integration cost savings and increasing our free cash flow. The process of integrating Bally and Scientific Games is ahead of schedule. Having already implemented actions to achieve approximately $90 million in Bally-related annualized savings through March 31, 2015, we expect to achieve our goal to implement initiatives to generate approximately 80 percent of the anticipated $235 million of annual cost savings and another $30 million of WMS-related annual cost savings by the end of 2015.

"We are firmly focused on driving revenue opportunities enabled by leveraging the synergies created by our combined strengths in technology and product development. Our capital allocation strategy prioritizes the use of free cash flow for debt reduction, while supporting appropriate investments in innovation and high-return growth projects as we seek to create great entertainment experiences for our customers and players. We expect our debt reduction to accelerate in the second half of 2015 and beyond."

Summary Financial Results
($ in millions, except per share amounts)	Three Months Ended
	March 31,
	2015	2014(1)

Revenue	$ 658.7	$ 388.1
Operating income (loss)	18.1	(12.1)
Net loss	(86.4)	(45.0)
Net loss per share	(1.01)	(0.53)
Net cash provided by operating activities(2)	77.8	83.3
Capital expenditures	72.1	59.6

Non-GAAP Financial Measures(3):
Attributable EBITDA	$ 252.1	$ 122.8
Free cash flow(1)	5.7	23.7

	As of March 31,	As of Dec. 31,
Balance Sheet Measures:	2015	2014
Cash and cash equivalents	$ 151.2	$ 171.8
Total debt	8,498.2	8,516.0

(1)	Does not include the results of Bally Technologies, Inc. ("Bally"), which Scientific Games acquired on November 21, 2014.
(2)

Net cash provided by operating activities and free cash flow for the three months ended March 31, 2015 were impacted by approximately $7.8 million of cash-based costs incurred related to the Bally acquisition and certain acquisition-related integration and restructuring charges, as well as $29.9 million in litigation settlements;  the three-month period ended March 31, 2014, included approximately $9.3 million of cash-based costs incurred in connection with the WMS acquisition and certain acquisition-related integration and restructuring charges.

(3)

"Attributable EBITDA" ("AEBITDA"), "pro forma AEBITDA" (disclosed in a table below), "Free cash flow" and "EBITDA from equity investments" (discussed below) are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to GAAP measures in the accompanying supplemental tables at the end of this release.

Impact of Certain Significant Charges and Other Items

In the 2015 first quarter, the Company recorded certain charges and other items, including items related to the integration of the Bally and WMS acquisitions, that impacted the comparability of reported results. The impact of these items is presented in the table below, and all were add-backs to AEBITDA:

	Cost of		Impact to:
Item	Product	Operating	Operating	Net	Loss Per
($ in millions, except per share amounts)	Sales	Expense	Loss	Loss	Share
M&A and other charges (including impacts from purchase accounting)	$11.1	$ 5.5	$ 16.6	$ 10.3	$ 0.12
Employee termination and restructuring		8.2	8.2	5.1	0.06
Impairment charges		4.6	4.6	2.8	0.03
Total	$ 11.1	$ 18.3	$ 29.4	$ 18.2	$ 0.21

The impact of the increased value assigned to certain long-lived depreciable and amortizable assets in the purchase price accounting for the Bally acquisition increased depreciation and amortization expense by $40.9 million for the 2015 first quarter. Additionally, included in M&A and other charges above is the impact of assigning fair value to finished goods inventory in the purchase price accounting of $11.1 million in the 2015 first quarter, with the remaining $1.2 million that will impact future periods. Finally, purchase price accounting reduced Bally's deferred revenue as of the acquisition by $27.3 million, of which $6.5 million would have otherwise been recognized as revenue in the 2015 first quarter, and is not included in the table above.

Merger Integration Update

"Significant progress has already been achieved in implementing our comprehensive integration initiatives," said Scott Schweinfurth, Executive Vice President and Chief Financial Officer. "Simultaneously, as part of this effort, our game development and our customer sales and service support teams are looking to deploy best practices from across our businesses to enhance our ability to support our customers and their operations."

Mr. Schweinfurth continued, "Through March 31, 2015, we have implemented actions to achieve approximately $90 million in annualized cost savings related to the Bally integration, or approximately 50 percent of our expected cost savings to be implemented by December 31, 2015. These savings have been achieved largely through eliminating duplicative positions in the Gaming and Interactive businesses, as well as in our corporate functions, and eliminating duplicative overhead costs. We remain on schedule with other major integration initiatives, including the consolidation and ongoing transition of our domestic gaming machine production to Nevada and the planned closure of the WMS production facility in Waukegan, Illinois. We now expect to begin to shut-down the Waukegan facility in the second quarter and fully close the facility in the third quarter. We are ahead of plan in consolidating nearly 40 additional facilities around the globe by the end of 2015, with the savings representing an important element of our anticipated synergies."

In addition to approximately $9.5 million of restructuring and integration costs incurred in the 2015 first quarter, the Company expects to incur $20 million to $25 million of additional operating costs to achieve anticipated cost savings and $15 million to $25 million of capital expenditures related to integration efforts during the remainder of 2015. In 2016, the Company expects to incur $15 million to $25 million in additional operating costs to achieve anticipated cost savings and $15 million to $25 million of additional integration-related capital expenditures.

In addition to the Bally integration savings, the Company realized approximately $6 million of incremental cost savings in the 2015 first quarter from the second year of integration actions taken related to the WMS acquisition. The Company expects to achieve the expected $115 million of annualized cost savings from the WMS acquisition by the end of 2015, as originally planned.

2015 First Quarter Business Update

Gaming Segment

Financial results and operating metrics presented below reflect Bally's results of operations in the 2015 first quarter but not in the 2014 first quarter. Bally results are included in the Company's Gaming segment, except for results from Bally's interactive products and services, including Dragonplay Ltd., which are included in the Interactive segment.

Gaming Operating Results	Three Months Ended
(in millions, except units and per unit data)	March 31,		Increase/(Decrease)
	2015	2014	Amount	%
Revenue:
Services	$ 237.9	$ 95.9	$ 142.0	148.1%
Product sales	187.9	67.5	120.4	178.4%
Total revenue	$ 425.8	$ 163.4	$ 262.4	160.6%

Cost of services	$ 45.5	$ 25.2	$ 20.3	80.6%
Cost of product sales	87.8	32.7	55.1	168.5%
Selling, general and administrative	72.2	30.7	41.5	135.2%
Research and development	39.8	22.3	17.5	78.5%
Stock-based compensation	2.0	1.0	1.0	100.0%
Employee termination and restructuring	4.2	1.8	2.4	133.3%
Depreciation and amortization	143.3	60.6	82.7	136.5%
Operating income (loss)	$ 31.0	$ (10.9)	$ 41.9	nm

Loss from equity investments	$ (0.1)	$ (0.3)	$ 0.2	nm

Attributable EBITDA(1)	$ 197.4	$ 59.4	$ 138.0	232.3%

Gaming Additional Revenue Metrics and Key Performance Indicators
Revenue by Lines of Business(2):
Gaming operations	$ 193.4	$ 93.1	$ 100.3	107.7%
Gaming machine sales	127.3	67.2	60.1	89.4%
Gaming systems	67.0	3.1	63.9	nm
Table products	38.1	-	38.1	nm
Gaming revenue	$ 425.8	$ 163.4	$ 262.4	160.6%

Gaming operations:
WAP, premium and daily fee participation units(3):
Installed base at period end	23,077	8,671	14,406	166.1%
Average installed base	23,197	8,769	14,428	164.5%
Average daily revenue per unit	$ 55.22	$ 72.21	$ (16.99)	(23.5)%

Other leased and participation units(4):
Installed base at period end	45,898	28,050	17,848	63.6%
Average installed base	45,904	29,362	16,542	56.3%
Average daily revenue per unit	$ 16.34	$ 11.59	$ 4.75	41.0%

Gaming machine sales:
U.S. and Canadian new unit shipments	4,380	2,036	2,344	115.1%
International new unit shipments	2,352	1,478	874	59.1%
New unit shipments	6,732	3,514	3,218	91.6%

Average sales price per new unit	$ 15,243	$ 14,189	$ 1,054	7.4%

Table products:
Shufflers sold	294	-	294	nm
Average sales price per unit	$ 17,756	-	$ 17,756	nm

Installed base at period end:
Shufflers leased	9,397	-	9,397	nm
Proprietary table games	3,144	-	3,144	nm
Table game progressive units, table side bets and add-ons	6,229	-	6,229	nm

nm – "not meaningful"
(1)

The 2015 and 2014 first quarter periods included $1.6 million and $4.4 million, respectively, in AEBITDA from our equity investments in International Terminal Leasing ("ITL") and Roberts Communications Network, LLC ("RCN"); the 2014 period also included a partial quarter of results relating to our equity investment in Sportech PLC, which was sold in the first quarter of 2014.

(2)

Gaming operations revenue is included in services revenue, gaming machine sales revenue is included in product sales revenue, gaming systems revenue is included in both services revenue and product sales revenue, and table products revenue is included in both services revenue and product sales revenue.

(3)

WAP, premium and daily-fee participation units comprise WMS and Bally participation gaming machines (WAP (wide-area progressives), LAP (local-area progressives) and standalone units) generally without fixed-term lease periods. Certain units included as standalone premium units in the prior-year period are now included in "Other leased and participation units" and totaled 405 units in the three months ended March 31, 2014.

(4)

Other leased and participation units comprise server-based gaming machines, video lottery terminals ("VLTs"), centrally determined gaming machines, electronic table seats, Class II and other leased gaming machines. Certain units included as standalone premium units in the prior-year period are now included in "Other leased and participation units" and totaled 405 units in the three months ended March 31, 2014.

Gaming Segment Financial Highlights

  Revenue increased $262.4 million, inclusive of a $1.9 million unfavorable foreign currency translation impact, principally due to $286.7 million from Bally, which included $142.6 million in service revenue and $144.1 million in product sales revenue, partially offset by $24.3 million lower revenue in legacy Gaming (i.e. that which existed prior to the Bally acquisition).
  Gaming operations revenue increased $100.3 million year-over-year reflecting $101.3 million from Bally and growth in the overall average daily revenue per unit from the legacy Gaming business, partially offset by a decrease in the legacy Gaming average installed base.
    The inclusion of 15,073 Bally WAP, premium and daily-fee units to the ending installed base was partially offset by a 667 unit decrease in the legacy Gaming installed base. The total period-end installed base decreased 477 units on a quarterly sequential basis. The inclusion of Bally's installed base of WAP, premium and daily-fee units led to a $23.53 per unit decrease in average daily revenue, while average daily revenue for the legacy Gaming installed base increased 9%, or $6.54, year-over-year, principally reflecting the strong growth in the performance of WMS WAP games.
    The year-over-year increase in the quarter-end installed base of other leased and participation units reflected the inclusion of 17,752 Bally units and a 96 unit increase in the legacy Gaming installed base. The addition of Bally's other leased and participation units led to a $3.99 increase in daily average revenue per unit with the balance of the increase due to improved performance in the legacy Gaming installed base, particularly games installed in our UK customers' betting shops.
  Gaming machine sales revenue increased $60.1 million, reflecting $84.0 million from Bally, partially offset by $23.9 million in lower legacy Gaming product sales. New gaming machine sales revenue reflected shipment of 6,732 units, including 4,380 new Bally and WMS units to U.S. and Canadian customers and 2,352 units to international customers. Total new unit shipments in the 2015 first quarter were lower than the combined new unit shipments of the legacy Gaming business and Bally during the prior-year quarter, primarily reflecting 997 fewer unit sales to the Illinois VLT market and 608 fewer unit sales for new casino openings; however, the Company believes its combined ship share, on a like-for-like basis, improved compared to the prior-year period. Other product sales revenue increased $7.4 million, inclusive of $10.9 million from Bally, partially offset by $3.5 million lower legacy Gaming sales.
    Shipments to U.S. and Canadian customers in the 2015 first quarter reflected 147 Illinois VLT units, no unit sales related to new casino openings and 4,233 replacement units for casino operators.  Shipments by WMS and Bally to U.S. and Canadian customers in the prior-year period included 1,144 Illinois VLTs units, 608 units for new casino openings and 3,743 replacement units. The increase in average sales price per new unit reflected improved pricing of legacy Gaming machines, as well as the favorable impact from Bally units, particularly sales of premium priced Bally Pro Wave gaming machines.
  Gaming systems revenue increased $63.9 million to $67.0 million and table products revenue increased to $38.1 million, due to the inclusion of Bally.
  Operating income improved $41.9 million to $31.0 million, reflecting the impact of the Bally acquisition and benefits from cost savings associated with the Company's integration initiatives.
    Cost of services increased $20.3 million due to $24.9 million from the inclusion of Bally, partially offset by $4.6 million of lower costs in legacy Gaming;
    Cost of product sales was unfavorably impacted by $11.1 million due to the write-up to fair market value of Bally's finished goods inventory due to purchase price accounting;
    Selling, general and administrative expense increased $41.5 million and included $48.1 million from Bally, as well as $4.2 million in acquisition-related charges, partially offset by the impact of cost-savings activities;
    Research and development expense increased $17.5 million and included $21.7 million from Bally, partially offset by the impact of cost-savings activities;
    Employee termination and restructuring expense was $4.2 million, primarily related to employee separations; and
    Depreciation and amortization expense increased $82.7 million, inclusive of $82.8 million related to Bally.

Gaming Segment Business Development Highlights

  Signed an agreement to provide 5,000 VLTs on a participation revenue basis to OPAP S.A. pursuant to OPAP's 10-year license to operate VLTs in Greece, with initial placements expected to begin in the 2015 second quarter.
  Signed an agreement for the sale of a minimum of 2,000 VLTs to the Oregon State Lottery, with shipments expected to begin by the end of 2015.
  Signed an agreement to provide Baha Mar Casino & Hotel with a comprehensive suite of Scientific Games end-to-end gaming systems solutions, shufflers, table games and products, new gaming machines, including participation games, and a full SG Universe™ interactive gaming solution.
  Signed an agreement to provide Penn National Gaming's new Plainridge gaming facility with end-to-end gaming systems solutions, electronic table games and new gaming machines (including participation games), which will comprise more than 40% of the new units on the casino floor.

Lottery Segment

Lottery Operating Results	Three Months Ended
(in millions)	March 31,		Increase/(Decrease)
	2015	2014	Amount	%
Revenue:
Services	45.6	50.1	(4.5)	(9.0)%
Product sales	11.5	17.6	(6.1)	(34.7)%
Instant games	128.9	126.2	2.7	2.1%
Total revenue	$ 186.0	$ 193.9	$ (7.9)	(4.1)%

Cost of services	$ 28.4	$ 30.4	$ (2.0)	(6.6)%
Cost of product sales	10.1	13.7	(3.6)	(26.3)%
Cost of instant games	67.0	69.9	(2.9)	(4.1)%
Selling, general and administrative	16.1	17.3	(1.2)	(6.9)%
Research and development	1.6	0.6	1.0	166.7%
Stock-based compensation	1.0	1.3	(0.3)	(23.1)%
Employee termination and restructuring	0.2	0.4	(0.2)	(50.0)%
Depreciation and amortization	21.3	22.5	(1.2)	(5.3)%
Operating income	$ 40.3	$ 37.8	$ 2.5	6.6%

Earnings from equity investments	$ 3.2	$ 5.8	$ (2.6)	(44.8)%

Attributable EBITDA(1)	$ 78.0	$ 80.4	$ (2.4)	(3.0)%

Lottery Additional Revenue Metrics and Key Performance Indicators
Instant games revenue:
Revenue from participation contracts	$ 71.8	$ 67.3	$ 4.5	6.7%
Revenue from price-per-unit contracts	42.8	44.4	(1.6)	(3.6)%
Revenue from licensing and player loyalty	14.3	14.5	(0.2)	(1.4)%
Instant games revenue	$ 128.9	$ 126.2	$ 2.7	2.1%

Retail sales of instant games of U.S. lottery instant game customers(2)	$ 10,473	$ 9,820	$ 653	6.6%
Retail sales of U.S. lottery systems customers(2)(3)	$ 2,072	$ 2,112	$ (40)	(1.9)%
Italy retail sales of instant games (in €s)(2)	€ 2,302	€ 2,476	€ (174)	(7.0)%

(1)

The 2015 and 2014 first quarter periods included $15.2 million and $18.4 million, respectively, in AEBITDA from our equity investments in Lotterie Nazionali S.r.l. ("LNS"), Northstar New Jersey Lottery Group, LLC ("Northstar New Jersey"), Northstar Lottery Group, LLC ("Northstar Illinois"), Beijing Guard Libang Technology Co., Ltd. ("GLB"), Beijing CITIC Scientific Games Technology Co. Ltd. and Hellenic Lotteries S.A. ("Hellenic Lotteries").

(2)	Information provided by third-party lottery operators.
(3)	U.S. lottery systems customers' retail sales primarily include sales of draw games, keno and instant games validated by the relevant system.

Lottery Segment Financial Highlights

  Lottery revenue declined $7.9 million, inclusive of an aggregate $5.7 million unfavorable foreign currency translation impact, reflecting $6.1 million in lower product sales revenue primarily from international customers and $4.5 million in lower services revenue, while benefiting from $2.7 million in higher instant games revenue.
  Services revenue decreased $4.5 million, inclusive of an unfavorable $1.4 million foreign currency translation impact, reflecting the cessation of sales related to the previously announced loss of the Colorado lottery systems contract effective October 1, 2014 and lower international revenue, while benefiting from higher U.S. retail sales driven by a $564 million Powerball jackpot.
  Product sales revenue declined $6.1 million, inclusive of an unfavorable $1.7 million foreign currency translation impact, primarily reflecting lower hardware sales to international customers.
  Instant games revenue increased $2.7 million, inclusive of an unfavorable $2.6 million foreign currency translation impact, driven by:
    A $4.5 million increase in revenues from participation contracts, primarily as a result of higher sales to U.S. and international customers, including Northstar New Jersey, as well as sales to Hellenic Lotteries, which commenced in May 2014, partially offset by the impact of exiting certain unprofitable Mexican operations in the 2014 first quarter;
    A $1.6 million decrease in revenue from customers to which the Company supplies tickets on a price-per-unit basis, reflecting essentially flat revenue from U.S. customers and lower revenue from international customers; and
    Licensing and player loyalty revenue was essentially flat.
  Operating income increased $2.5 million, primarily reflecting a more profitable mix of business and lower expenses, including a $1.2 million decrease in selling, general and administrative expense and a $1.2 million decline in depreciation and amortization, partially offset by a $1.0 million increase in R&D expense.

Lottery Segment Business Development Highlights

  At the end of March, Scientific Games began airing the MONOPOLY MILLIONAIRES' CLUB TV game show hosted by Billy Gardell and launched a multi-state instant lottery ticket version of the MONOPOLY MILLIONAIRES' CLUB game in collaboration with 15 states.
  Negotiations to operate the Turkish national lottery under a 10-year concession beginning in 2016 were ended with our consortium partners (Net Sans-Hitay).

Interactive Segment

Interactive Operating Results	Three Months Ended
(in millions except ARPDAU)	March 31,		Increase/(Decrease)
	2015	2014	Amount	%
Revenue:
Services	$ 46.9	$ 30.8	$ 16.1	52.3%
Total revenue	$ 46.9	$ 30.8	$ 16.1	52.3%

Cost of services	$ 16.6	$ 10.9	$ 5.7	52.3%
Selling, general and administrative	14.9	13.7	1.2	8.8%
Research and development	5.5	3.0	2.5	83.3%
Stock-based compensation	0.2	0.5	(0.3)	60.0%
Employee termination and restructuring	0.7	3.4	(2.7)	(79.4)%
Depreciation and amortization	5.1	3.1	2.0	64.5%
Operating income (loss)	$ 3.9	$ (3.8)	$ 7.7	nm

Attributable EBITDA	$ 9.9	$ 3.2	$ 6.7	209.4%

Interactive Additional Revenue Metrics and Key Performance Indicators
Interactive - social casinos:
Average MAU(1)	7.7	4.9	2.8	57.1%
Average DAU(2)	2.3	1.3	1.0	76.9%
ARPDAU(3)	$ 0.19	$ 0.23	$ (0.04)	(17.4)%

nm – "not meaningful"
(1)	MAU = Monthly Active Users and is a count of unique visitors to our site during a month.
(2)	DAU = Daily Active Users and is a count of unique visitors to our site during a day.
(3)	ARPDAU = Average revenue per daily active user and is calculated by dividing revenue for a period by the DAU for the period by the number of days in the period.

Interactive Segment Financial Highlights

  Interactive revenue increased $16.1 million, reflecting $7.0 million of revenue from Bally, as well as an increase in real money gaming revenue and increased DAU for the Jackpot Party® and Gold Fish® social casino apps, partially offset by a decrease in ARPDAU.
  Operating income increased $7.7 million, reflecting the impact of higher revenue and improved scale of the legacy Interactive business, which achieved an $11.3 million increase in operating income, partially offset by a $3.6 million operating loss from Bally.

Interactive Segment Business Development Highlights

  Launched the Company's real money gaming products, including its premium slots games, with four new customers for desktop and mobile apps, and the entry into Denmark.
  Signed an agreement with Penn National Gaming for the deployment of our SG Universe interactive gaming suite of products at four Penn National properties, including our Play4Fun social casino platform and Mobile Concierge marketing capabilities.
  Launched a Quick Hits® slot game on the Dragonplay™ Slots Free Casino app, the Company's first Bally social game launch, along with STAR TREK™ Slots games on Facebook™ and other desktop and mobile apps.

Corporate

  Corporate selling, general and administrative expense increased $12.7 million to $37.6 million, which included the impact of the Bally acquisition, $1.3 million of M&A and other charges compared with $1.2 million of such charges in the prior-year period, as well as higher legal expense, professional fees and costs for other outside services.
  Employee termination and restructuring expense was $3.1 million, primarily representing employee severance costs, compared to $0 in the prior-year quarter.
  Depreciation and amortization expense increased $6.6 million for corporate license costs.

Earnings and EBITDA from Equity Investments

  Earnings from equity investments decreased $2.4 million, primarily due to lower performance at LNS, while benefiting from the contribution of our Hellenic Lotteries joint venture, which commenced sales in May 2014.
  The $6.0 million decrease in EBITDA from equity investments reflected lower performance at LNS and the absence of Sportech, while benefiting from the contribution from of our Hellenic Lotteries joint venture.

Liquidity and Capital Resources

  At March 31, 2015, cash and cash equivalents were $151.2 million, a $20.6 million decrease from December 31, 2014.
  Largely as a result of repaying $5.0 million of borrowings under the Company's revolving credit facility and $10.8 million of mandatory debt repayment along with a net reduction in capital leases, total debt decreased $17.8 million to $8.5 billion at March 31, 2015.
  Liquidity at March 31, 2015 was $513.2 million, reflecting $151.2 million of cash and cash equivalents and $362.0 million of availability under the Company's revolving credit facility. In February 2015, availability under the Company's revolving credit facility increased by $25.0 million.
  Capital expenditures increased $12.5 million year-over-year to $72.1 million for the three months ended March 31, 2015, primarily due to $27.1 million of Bally-related capital expenditures, partially offset by containing overall legacy business capital expenditures.
    For 2015, based on existing contractual obligations and planned investments, the Company has lowered its expected capital expenditures to a range of $300 million to $325 million, including the placement of the 5,000 VLTs into Greece and approximately $15 million to $25 million of integration-related capital expenditures.
  Net cash provided by operating activities for the three months ended March 31, 2015 was $77.8 million, which was $5.5 million lower than the prior-year quarter, primarily reflecting the impact of $7.8 million in cash charges for acquisition and integration items and $29.9 million in litigation settlements previously noted and a favorable $8.7 million change in working capital compared with $9.3 million of cash charges for acquisition and integration items in the prior year.
  The Company received total cash distributions and return of capital payments from equity investments of $5.4 million, including $3.8 million of return of capital payments from ITL and $1.6 million of dividends from GLB. In the prior-year period, the Company received a $22.4 million return of capital payment from LNS and $44.9 million of cash proceeds from the sale of its equity interest in Sportech PLC, of which $14.5 represented a gain on sale.  The Company had no additions to equity investments in the 2015 first quarter compared to a $17.7 million equity investment in ITL in the prior-year quarter related to the roll-out of terminals for a U.K. customer.
  Free cash flow was $5.7 million compared to $23.7 million in the prior-year period, principally reflecting the unfavorable change in net loss inclusive of the $7.8 million impact of the previously noted cash-based costs incurred related to the Bally acquisition and certain acquisition-related integration and restructuring charges, as well as $29.9 million of litigation settlements and a $12.5 million increase in capital expenditures, inclusive of the impact of the Bally acquisition.

Conference Call Details

Scientific Games will host a conference call today at 5:00 p.m. EDT to review results and discuss other topics. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section. To access the call by telephone, please dial (866) 515-2909 (U.S. and Canada) or +1 (617) 399-5123 (international). The conference ID is SGMS. A replay of the webcast will be archived in the Investor Information section on our website.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is a leading developer of technology-based products and services and associated content for worldwide gaming, lottery and interactive markets. The Company's portfolio includes gaming machines, game content and systems; table games products and shufflers; instant and draw-based lottery games; server-based lottery and gaming systems; sports betting technology; loyalty and rewards programs; and interactive content and services. For more information, please visit www.scientificgames.com.

Company Contacts

Investor Relations:
Bill Pfund +1 847-785-3167
Vice President, Investor Relations
bill.pfund@scientificgames.com

Media Relations:
Mollie Cole +1 773-961-1194
Director, Corporate Communications
mollie.cole@scientificgames.com

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THE FLINTSTONES TM/MC & © Hanna-Barbera.

The MONOPOLY name and logos are trademarks of Hasbro. The distinctive design of the gameboard, the four corner squares, the MR. MONOPOLY name and character, as well as each of the distinctive elements of the board and playing pieces, are trademarks of Hasbro, Inc. for its property trading game and game equipment. ©1935, 2015 Hasbro, Pawtucket, RI 02862. All Rights Reserved.

POWERBALL is a trademark of the Multi-States Lottery Association.

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Forward-Looking Statements

In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "target," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions, including declines in or slow growth of lottery retail sales or gross gaming revenues, reductions in or constraints on capital spending by gaming or lottery operators and bankruptcies of, or credit risk relating to, customers; limited growth from new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of existing gaming machines; ownership changes and consolidation in the casino industry; opposition to legalized gaming or the expansion thereof; ability to adapt to, and offer products that keep pace with, evolving technology; ability to develop successful gaming concepts and content; laws and government regulations, including those relating to gaming licenses and environmental laws; inability to identify and capitalize on trends and changes in the gaming and lottery industries, including the expansion of interactive gaming; dependence upon key providers in our social gaming business; retention and renewal of existing contracts or entry into new or revised contracts; level of our indebtedness, higher interest rates, availability and adequacy of cash flows and liquidity to satisfy obligations or future needs, and restrictions and covenants in our debt agreements; protection of our intellectual property, ability to license third party intellectual property, and the intellectual property rights of others; security and integrity of our software and systems and reliance on or failures in our information technology systems; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships, including (i) the inability of our joint venture to meet the net income targets or otherwise to realize the anticipated benefits under its private management agreement with the Illinois lottery (or in connection with any termination thereof), (ii) the inability of our joint venture to meet the net income targets or other requirements under its agreement to provide marketing and sales services to the New Jersey lottery or otherwise to realize the anticipated benefits under such agreement and (iii) failure to realize the anticipated benefits related to the award to our consortium of an instant lottery game concession in Greece; failure to achieve the intended benefits of the Bally acquisition or the WMS acquisition, including due to the inability to successfully integrate such acquisitions or realize synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, or at all; litigation relating to the Bally acquisition; disruption of our current plans and operations in connection with the Bally acquisition and the WMS acquisition (including in connection with the integration of Bally and WMS), including departure of key personnel or inability to recruit additional qualified personnel or maintain relationships with customers, suppliers or other third parties; costs, charges and expenses relating to the Bally acquisition and the WMS acquisition; inability to complete or successfully integrate future acquisitions; incurrence of restructuring costs, revenue recognition standards and impairment charges; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including fluctuations in foreign currency exchange rates and restrictions on the import of our products; dependence on our employees; litigation and other liabilities relating to our business, including risks relating to product defects or other claims relating to products; influence of certain stockholders; and stock price volatility.

Additional information regarding risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC on March 17, 2015 (including under the headings "Forward Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for Scientific Games' ongoing obligations under the U.S. federal securities laws, Scientific Games undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: attributable EBITDA ("AEBITDA"), pro forma AEBITDA, free cash flow and EBITDA from equity investments (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

The Company's management uses these non-GAAP financial measures to, among other things: (i) monitor and evaluate the performance of the Company's business operations, as well as the performance of its equity investments; (ii) facilitate management's internal comparisons of the Company's historical operating performance; (iii) facilitate management's external comparisons of the Company's results to the historical operating performance of other companies that may have different capital structures and debt levels; and (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. Accordingly, the Company's management believes that these non-GAAP financial measures are useful as they provide investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes

In particular, the Company's management believes that AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of unusual, infrequent or other items that management believes have less bearing on the Company's underlying operating performance. Moreover, management believes AEBITDA and EBITDA from equity investments are useful to investors because a significant amount of the Company's business is conducted through its equity investments, and those measures eliminate financial items from the equity investees' earnings that management believes have less bearing on the equity investees' performance. Management believes that AEBITDA and free cash flow provide useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations. In addition, AEBITDA is used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Company's compensation committee).

Pro forma AEBITDA is presented herein as a supplemental disclosure for illustrative purposes only. In light of the recently completed Bally acquisition, Scientific Games' management believes it is useful to investors to present this non-GAAP financial measure on a pro forma basis to illustrate the combined company's attributable EBITDA for the three months ended March 31, 2014 and December 31, 2014, as if the Bally acquisition and the related financing (and the other transactions referenced in the lead-in to the table attached to this release) had occurred on January 1, 2014. This measure should not be taken to represent how the companies would have performed had their operations been combined during the period presented, or how the companies will perform on a combined basis in any subsequent period.

AEBITDA

AEBITDA, as used herein, is a non-GAAP financial measure that is presented herein as supplemental disclosure that is reconciled to net income (loss) as set forth in the schedules titled "Reconciliation of Net Loss to Attributable EBITDA" below.

AEBITDA, as used herein, is derived from the definition of "consolidated EBITDA" in our credit agreement and includes our consolidated EBITDA plus (without duplication) our pro rata share of the EBITDA of our joint ventures and minority equity investments, subject to adjustments only to the extent contemplated by the definition of consolidated EBITDA in our credit agreement ("credit agreement adjustments").

The Company anticipates that it will not include certain credit agreement adjustments in AEBITDA for purposes of the Company's earnings releases (and has not included those adjustments in the calculation of AEBITDA in this earnings release). For example, we do not expect to give effect in AEBIDTA to certain "pro forma" adjustments contemplated by the credit agreement (including adjustments for acquisitions or dispositions), expected cost savings and other synergies, franchise taxes, Sarbanes-Oxley compliance costs or certain charges related to Northstar Illinois. AEBIDTA for purposes of the Company's earnings releases will not include any add-backs beyond those contemplated by the credit agreement adjustments.

Consolidated EBITDA as defined in our credit agreement means, for any period, "consolidated net income" as defined in the credit agreement for such period plus, without duplication and, if applicable, except with respect to clauses (9), (10), (16) and (19) below, to the extent deducted in calculating such consolidated net income for such period, the sum of: (1) provisions for income (or similar) taxes, including franchise, excise and similar taxes and foreign withholding taxes; (2) interest expense (net of interest income, other than interest income earned on customer accounts), net losses on interest rate hedging obligations, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with debt; (3) depreciation and amortization expense and impairment charges; (4) extraordinary, unusual or non-recurring charges, expenses or losses, including severance costs and legal and settlements; (5) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period); (6) non-cash stock-based compensation expenses; (7) transaction costs, fees, losses and expenses (whether or not any transaction is consummated); (8) management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid; (9) proceeds from any business interruption insurance (to the extent not reflected as revenue or income); (10) certain pro forma cost savings and other synergies; (11) earn-out and similar obligations incurred in connection with any acquisition or other investment; (12) charges and expenses to the extent indemnified or insured by a third party to the extent that coverage has not been denied (other than any such denial that is being contested in good faith) and so long as such amounts are actually reimbursed within one year; (13) net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; (14) costs of surety bonds in connection with financing activities, (15) costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002; (16) certain identified pro forma adjustments; (17) charges or expenses attributable to cost savings initiatives, business optimization, management changes, restructurings and integrations; (18) (a) any net loss resulting from hedge agreements and the application of FASB ASC 815 or currency translation losses related to currency re-measurements of debt and (b) the amount of loss resulting from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; (19) cash receipts not included in consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of consolidated EBITDA for any previous period and not added back; (20) up-front fees and certain other costs in connection with certain lottery or gaming licenses or concessions; and (21) charges not to exceed $8 million in respect of liabilities of Northstar Illinois, as disclosed in our quarterly report for the fiscal quarter ended June 30, 2014; minus, to the extent reflected in the statement of such consolidated net income for such period, the sum, without duplication, of: (1) any extraordinary, unusual or non-recurring income or gains; (2) non-cash income or gains (other than the accrual of revenue in the ordinary course), subject to specified exceptions; (3) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items; (4) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased consolidated net income in a prior period); (5) net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; and (6) (a) any net gain resulting from hedge agreements and the application of FASB ASC Topic 815, (b) any net gain resulting in such period from currency translation gains related to currency re-measurements of debt and (c) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing. Consolidated EBITDA is subject to certain pro forma adjustments in connection with material acquisitions and dispositions as provided in the credit agreement. Consolidated EBITDA also includes our pro rata share of the EBITDA of our joint ventures and minority equity investments (without duplication of amounts otherwise constituting consolidated net income, as noted above). The foregoing definition of consolidated EBITDA is summary in nature and is qualified in its entirety by reference to the full text of such definition in the Company's credit agreement, a copy of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2014.

Pro forma AEBITDA

Pro forma AEBITDA, as used herein, represents our AEBITDA (as defined above) for the three months ended March 31, 2014 and December 31, 2014 giving effect to the Bally acquisition and the related financing (and the other transactions referenced in the lead-in to the table attached to this release) as if they had occurred on January 1, 2014. Pro forma AEBITDA is a non-GAAP financial measure that is presented herein as supplemental disclosure for illustrative purposes only and is reconciled to pro forma net loss in a schedule below.

Free Cash Flow

Free cash flow, as used herein, represents net cash provided (used) by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures). Free cash flow is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of the EBITDA (i.e., earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) expense, net of other) of our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to earnings from equity investments in a schedule below.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenue:
Services	$ 330.4	$ 176.8
Product sales	199.4	85.1
Instant games	128.9	126.2
Total revenue	658.7	388.1

Operating expenses:
Cost of services (1)	90.5	66.5
Cost of product sales(1)	97.9	46.4
Cost of instant games(1)	67.0	69.9
Selling, general and administrative	145.9	91.8
Research and development	46.9	25.9
Employee termination and restructuring	8.2	5.6
Depreciation and amortization	184.2	94.1
Operating income (loss)	18.1	(12.1)
Other (expense) income:
Interest expense	(164.3)	(47.9)
Earnings from equity investments	3.1	5.5
Gain on sale of equity interest	-	14.5
Other (expense) income, net	(5.6)	2.9
Total other expense, net	(166.8)	(25.0)
Net loss before income taxes	(148.7)	(37.1)
Income tax benefit (expense)	62.3	(7.9)
Net loss	$ (86.4)	$ (45.0)

Basic and diluted loss per share:
Basic	$ (1.01)	$ (0.53)
Diluted	$ (1.01)	$ (0.53)

Weighted average number of shares used in per share calculations:
Basic shares	85.3	84.3
Diluted shares	85.3	84.3

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March, 31	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$ 151.2	$ 171.8
Restricted cash	27.5	27.2
Accounts receivable, net	463.8	468.4
Notes receivable, net	168.1	188.7
Inventories	261.8	265.6
Deferred income taxes	73.1	72.8
Prepaid expenses, deposits and other current assets	187.7	183.5
Total current assets	1,333.2	1,378.0

Long-term restricted cash	16.4	16.8
Long-term notes receivable	73.3	87.5
Property and equipment, net	967.7	1,012.8
Goodwill	4,031.0	4,108.3
Intangible assets, net	2,203.7	2,251.6
Software, net	561.3	592.7
Equity investments	267.8	288.2
Other assets	249.0	259.3
Total assets	$ 9,703.4	$ 9,995.2

Liabilities and Stockholders' (Deficit) Equity:
Debt payments due within one year	$ 50.4	$ 50.6
Accounts payable	133.8	155.8
Accrued liabilities	462.1	453.9
Total current liabilities	646.3	660.3

Deferred income taxes	560.6	628.8
Other long-term liabilities	238.1	236.8
Long-term debt, excluding current installments	8,447.8	8,465.4
Total stockholders' (deficit) equity	(189.4)	3.9
Total liabilities and stockholders' (deficit) equity	$ 9,703.4	$ 9,995.2

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$ (86.4)	$ (45.0)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	184.2	94.1
Change in deferred income taxes	(67.1)	1.2
Stock-based compensation	5.1	5.2
Non-cash interest expense	9.5	4.3
Earnings from equity investments, net	(3.1)	(5.5)
Distributed earnings from equity investments	1.6	18.2
Gain on sale of equity interest	-	(14.5)
Changes in current assets and liabilities, net of effects of acquisitions and other	34.0	25.3
Net cash provided by operating activities	77.8	83.3

Cash flows from investing activities:
Capital expenditures	(72.1)	(59.6)
Change in other assets and liabilities, net	(0.2)	(0.1)
Additions to equity method investments	-	(17.7)
Distributions of capital on equity investments	3.8	22.4
Proceeds from sale of equity interest	-	44.9
Restricted cash	0.2	(0.9)
Net cash used in investing activities	(68.3)	(11.0)

Cash flows from financing activities:
Long term debt, net	(17.0)	(6.0)
Common stock repurchases	-	(29.5)
Contingent earnout payments	-	(1.8)
Payments on license obligations	(9.0)	-
Net redemptions of common stock under stock-based compensation plans	(0.7)	(19.2)
Net cash used in financing activities	(26.7)	(56.5)
Effect of exchange rate changes on cash and cash equivalents	(3.4)	(0.4)
(Decrease) increase in cash and cash equivalents	(20.6)	15.4
Cash and cash equivalents, beginning of period	171.8	153.7
Cash and cash equivalents, end of period	$ 151.2	$ 169.1

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended March 31, 2015

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Services	$ 237.9	$ 45.6	$ 46.9	$ -	$ 330.4
Product sales	187.9	11.5	-	-	199.4
Instant games	-	128.9	-	-	128.9
Total revenue	$ 425.8	$ 186.0	$ 46.9	$ -	$ 658.7

Operating expenses:
Cost of services (1)	$ 45.5	$ 28.4	$ 16.6	$ -	$ 90.5
Cost of product sales (1)	87.8	10.1	-	-	97.9
Cost of instant games (1)	-	67.0	-	-	67.0
Selling, general and administrative	72.2	16.1	14.9	37.6	140.8
Research and development	39.8	1.6	5.5	-	46.9
Stock-based compensation	2.0	1.0	0.2	1.9	5.1
Employee termination and restructuring	4.2	0.2	0.7	3.1	8.2
Depreciation and amortization	143.3	21.3	5.1	14.5	184.2
Operating income (loss)	$ 31.0	$ 40.3	$ 3.9	$ (57.1)	$ 18.1

Other (expense) income:
Interest expense					$ (164.3)
Earnings (loss) from equity investments	$ (0.1)	$ 3.2	$ -		3.1
Other expense, net				$ (5.6)	(5.6)
Total other expense, net					$ (166.8)

Net loss before income taxes					$ (148.7)
Income tax benefit					62.3
Net loss					$ (86.4)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (86.4)
Employee termination and restructuring (2)	$ 4.2	$ 0.2	$ 0.7	$ 3.1	8.2
M&A and other charges (incl. purchase accounting) (2)	15.3	-	-	1.3	16.6
Depreciation and amortization
Long term asset impairments and write-downs (2)	2.7	1.9	-	-	4.6
Other	140.6	19.4	5.1	14.5	179.6
Other expense, net	-	-	-	8.7	8.7
Interest expense	-	-	-	-	164.3
Income tax benefit	-	-	-	-	(62.3)
Stock-based compensation	2.0	1.0	0.2	1.9	5.1
EBITDA from equity investments (3)	1.6	15.2	-	-	16.8
Earnings (loss) from equity investments	0.1	(3.2)	-	-	(3.1)
Attributable EBITDA	$ 197.4	$ 78.0	$ 9.9	$ (33.2)	$ 252.1

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $10.4 million.
(3) The Company received $5.4 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended March 31, 2014

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Services	$ 95.9	$ 50.1	$ 30.8	$ -	$ 176.8
Product sales	67.5	17.6	-	-	85.1
Instant games	-	126.2	-	-	126.2
Total revenue	$ 163.4	$ 193.9	$ 30.8	$ -	$ 388.1

Operating expenses:
Cost of services (1)	$ 25.2	$ 30.4	$ 10.9	$ -	$ 66.5
Cost of product sales (1)	32.7	13.7	-	-	46.4
Cost of instant games (1)	-	69.9	-	-	69.9
Selling, general and administrative	30.7	17.3	13.7	24.9	86.6
Research and development	22.3	0.6	3.0	-	25.9
Stock-based compensation	1.0	1.3	0.5	2.4	5.2
Employee termination and restructuring	1.8	0.4	3.4	-	5.6
Depreciation and amortization	60.6	22.5	3.1	7.9	94.1
Operating (loss) income	$ (10.9)	$ 37.8	$ (3.8)	$ (35.2)	$ (12.1)

Other (expense) income:
Interest expense					$ (47.9)
Earnings (loss) from equity investments	$ (0.3)	$ 5.8	$ -		5.5
Gain on sale of equity investment				$ 14.5	14.5
Other income, net				2.9	2.9
Total other expense, net					$ (25.0)

Net loss before income taxes					$ (37.1)
Income tax expense					(7.9)
Net loss					$ (45.0)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (45.0)
Employee termination and restructuring (2)	$ 1.8	$ 0.4	$ 3.4	$ -	5.6
M&A and other charges (incl. purchase accounting) (2)	2.5	-	-	1.2	3.7
Depreciation and amortization:
Long term asset impairments and write-downs (2)	0.3	-	-	3.1	3.4
Other	60.3	22.5	3.1	4.8	90.7
Gain on sale of equity investment	-	-	-	(14.5)	(14.5)
Other expense, net	-	-	-	0.6	0.6
Interest expense	-	-	-	-	47.9
Income tax expense	-	-	-	-	7.9
Stock-based compensation	1.0	1.3	0.5	2.4	5.2
EBITDA from equity investments (3)	4.4	18.4	-	-	22.8
Earnings (loss) from equity investments	0.3	(5.8)	-	-	(5.5)
Attributable EBITDA	$ 59.4	$ 80.4	$ 3.2	$ (20.2)	$ 122.8

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $0.0 million.
(3) The Company received $40.6 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended March 31,
	2015	2014

Net cash provided by operating activities	$ 77.8	$ 83.3

Less: Additions to property and equipment	(4.2)	(12.2)
Less: Lottery and gaming services expenditures	(48.3)	(24.7)
Less: Intangible assets and software expenditures	(19.6)	(22.7)
Total capital expenditures	$ (72.1)	$ (59.6)

Free cash flow	$ 5.7	$ 23.7

Items not included above:

During the quarter ended March 31, 2015, the Company received a return of capital payment from ITL of $3.8 million. During the quarter ended March 31, 2014, the Company received a return of capital payment from LNS of $22.4 million and proceeds from the sale of its equity interest in Sportech Plc of $44.9 million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENT TO EBITDA FROM EQUITY INVESTMENTS
(Unaudited, in millions)

	Three Months Ended March 31,
	2015	2014
EBITDA from equity investments (1):
Earnings from equity investments	$ 3.1	$ 5.5
Add: Income tax expense	1.9	3.4
Add: Depreciation and amortization	9.2	12.1
Add: Interest expense, net of other	2.6	1.8
EBITDA from equity investments	$ 16.8	$ 22.8

(1) EBITDA from equity investments includes results from the Company's participation in Lotterie Nazionali S.r.l., Roberts Communications Network, LLC, Beijing CITIC Scientific Games Technology Co., Ltd., Beijing Guard Libang Technology Co., Ltd., Northstar Lottery Group, LLC, Northstar New Jersey Lottery Group, LLC, Hellenic Lotteries S.A. (beginning May 6, 2014), and Sportech Plc until the Company sold its equity interest on January 9, 2014.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RESULTS AND RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA FOR ACTUAL AND PRO FORMA PERIODS
(Unaudited, in millions)

The table below presents actual unaudited results for the three months ended March 31, 2015, as well as unaudited pro forma results of operations of the Company for the three months ended March 31, 2014 and December 31, 2014 giving effect to (1) the Bally acquisition and the related financing transactions, (2) Bally's acquisition of Dragonplay on July 1, 2014 and the related purchase accounting adjustments, and (3) the issuance by Scientific Games International, Inc. of $350 million in aggregate principal amount of its 6.625% senior subordinated notes due 2021 on June 4, 2014 and the subsequent purchase and redemption of its 9.250% senior subordinated notes due 2019 (collectively, the "Transactions") as if the Transactions had occurred on January 1, 2014.   The pro forma results have been derived by the application of pro forma adjustments to the historical audited and/or unaudited consolidated financial statements and/or financial information of the Company, Bally and Dragonplay. This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been had the Transactions been completed on January 1, 2014.  In addition, the pro forma information does not purport to project the future operating results of the Company.  As of the date hereof, the Company has not finalized its valuation work necessary to arrive at the required estimates of fair value of the assets acquired and liabilities assumed in the Bally acquisition and the related allocation of the purchase price is based on preliminary estimates.  Due to the fact that the unaudited pro forma financial information has been prepared based on preliminary estimates, the final amounts recorded for the Bally acquisition may differ materially from the information presented herein.  The pro forma financial information does not reflect (1) any anticipated synergies or costs to achieve anticipated synergies (not reflected in the historical financial information) or (2) the impact of non-recurring items directly related to the Transactions.  The pro forma information should be read in conjunction with the historical financial statements of the Company that are included in the Company's Quarterly Reports on Form 10-Q filed with the SEC, as well as the historical financial statements of Bally filed with the SEC.

	Actual	Pro Forma	Pro Forma
	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014

Revenue:
Services	$ 330.4	$ 314.4	$ 334.6
Product sales	199.4	294.4	232.2
Instant games	128.9	126.2	140.6
Total revenue	$ 658.7	$ 735.0	$ 707.4

Operating expenses:
Cost of services (1)	$ 90.5	$ 89.7	$ 98.5
Cost of product sales (1)	97.9	131.5	131.8
Cost of instant games (1)	67.0	69.9	78.9
Selling, general and administrative	140.8	164.0	193.0
Research and development	46.9	62.6	58.5
Stock-based compensation	5.1	8.4	7.9
Employee termination and restructuring	8.2	5.6	17.5
Depreciation and amortization	184.2	174.3	220.0
Operating income (loss)	$ 18.1	$ 29.0	$ (98.7)

Other (expense) income:
Interest expense	$ (164.3)	$ (146.3)	$ (231.6)
Earnings from equity investments	3.1	5.5	0.2
Gain on sale of equity interest	-	14.5
Other (expense) income, net	(5.6)	1.5	(4.7)
Total other expense, net	$ (166.8)	$ (124.8)	$ (236.1)

Net loss before income taxes	$ (148.7)	$ (95.8)	$ (334.8)
Income tax benefit	62.3	15.2	205.3
Net loss	$ (86.4)	$ (80.6)	$ (129.5)

Reconciliation of Net Loss to Attributable EBITDA

Net loss	$ (86.4)	$ (80.6)	$ (129.5)
Employee termination and restructuring	8.2	5.6	17.5
Legal contingencies and settlements	-	-	24.4
Inventory write-downs for discontinued product lines	-	-	17.8
Impairment of intangible assets with indefinite useful lives	-	-	6.0
M&A and other charges (incl. purchase accounting)	16.6	11.8	-
Depreciation and amortization	184.2	174.3	220.0
Other expense, net	8.7	5.9	8.2
Interest expense	164.3	146.3	231.6
Gain on sale of equity interest	-	(14.5)	-
Income tax benefit	(62.3)	(15.2)	(205.3)
Stock-based compensation	5.1	8.4	7.9
EBITDA from equity investments	16.8	22.8	14.4
Earnings from equity investments	(3.1)	(5.5)	(0.2)
Attributable EBITDA	$ 252.1	$ 259.3	$ 212.8

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - ACTUAL AND PRO FORMA SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL REVENUE METRICS
(Unaudited)
(in millions, except unit, per unit data and ARPDAU)

The table below presents certain key performance indicators and supplemental revenue metrics on an actual and pro forma basis for the periods presented.  The information presented below in the columns labeled "Actual" include the results of Bally only from the date of the its acquisition by the Company on November 21, 2014. The information presented below in the columns labeled "Pro Forma" provide historical data on an unaudited pro forma basis for the periods presented, giving effect to the Company's acquisitions of Bally and Bally's acquisition of SHFL entertainment, Inc. and Dragonplay as if they had occurred on January 1, 2014. The pro forma information has been derived from the historical audited and/or unaudited consolidated financial statements and/or financial information of the Company, Bally and Dragonplay. This pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the results actually would have been had such acquisitions been completed on January 1, 2014. In addition, the pro forma information does not purport to project the future results of the Company. The information set forth in the table below should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The results of the Interactive segment were previously included in the Gaming segment. Bally's previous disclosure categories have been conformed to Scientific Games categories.

	Actual		Pro Forma
	Three Months Ended		Three Months Ended
	March 31,	March 31,	March 31,	December 31,
	2015	2014	2014	2014
Gaming Revenue - Key Performance Indicators
WAP, premium and daily-fee participation units (1):
WAP participation units	5,447	3,775	6,253	5,749
Premium and daily-fee participation units	17,630	4,896	19,081	17,805
Installed base at period end	23,077	8,671	25,334	23,554
Average installed base	23,197	8,769	25,603	23,627
Average daily revenue per unit	$ 55.22	$ 72.21	$ 50.45	$ 52.06

Other participation and leased units (2):
Installed base at period end	45,898	28,050	46,256	45,867
Average installed base	45,904	29,362	47,605	45,796
Average daily revenue per unit	$ 16.34	$ 11.59	$ 15.40	$ 16.04

Gaming machine sales:
U.S. and Canadian new unit shipments	4,380	2,036	5,495	4,798
International new unit shipments	2,352	1,478	3,297	2,782
New unit shipments	6,732	3,514	8,792	7,580
Average sales price per new unit	$ 15,243	$ 14,189	$ 15,620	$ 16,576

Table products:
Shufflers sold	294	-	788	482
Average sales price per unit	$ 17,756	$ -	$ 16,088	$ 17,048

Table products installed base at period end:
Shufflers leased	9,397	-	8,905	9,494
Proprietary table games	3,144	-	3,016	3,148
Table game progressive units, table side bets and add-ons	6,229	-	5,434	5,983

Gaming Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Gaming operations	$ 193.4	$ 93.1	$ 194.0	$ 191.7
Gaming machine sales	127.3	67.2	169.5	151.9
Gaming systems	67.0	3.1	92.2	56.1
Table products	38.1	-	44.1	39.4
Gaming revenue	$ 425.8	$ 163.4	$ 499.8	$ 439.1

Gaming operations:
WAP, premium and daily-fee participation units (1)	$ 115.3	$ 57.0	$ 116.2	$ 113.2
Other leased and participation units (2)	67.5	30.6	66.0	67.5
Other services revenue	10.6	5.5	11.8	11.0
Gaming operations revenue	$ 193.4	$ 93.1	$ 194.0	$ 191.7

Gaming machine sales:
New gaming machines sales	$ 102.6	$ 49.9	$ 137.3	$ 125.7
Other product sales	24.7	17.3	32.2	26.2
Gaming machine sales revenue	$ 127.3	$ 67.2	$ 169.5	$ 151.9

Gaming systems:
Hardware	$ 18.0	$ 0.3	$ 40.1	$ 15.9
Software and services (3)	24.8	2.8	27.7	16.1
Maintenance	24.2	-	24.4	24.1
Gaming systems revenue	$ 67.0	$ 3.1	$ 92.2	$ 56.1

Lottery Revenue - Key Performance Indicators
Instant games by revenue type:
Participation contracts	$ 71.8	$ 67.3	$ 67.3	$ 70.0
Price-per-unit contracts	42.8	44.4	44.4	55.2
Licensing and player loyalty	14.3	14.5	14.5	15.4
Instant games revenue	$ 128.9	$ 126.2	$ 126.2	$ 140.6

Retail sales of instant games of U.S. lottery instant games customers (4)	$ 10,473	$ 9,820	$ 9,820	$ 9,794
Italy retail sales of instant games (4)	€ 2,302	€ 2,476	€ 2,476	€ 2,466
Retail sales of U.S. lottery systems contract customers (4)(5)	$ 2,072	$ 2,112	$ 2,112	$ 2,088

Lottery Revenue - Supplemental Revenue Metrics
Instant games revenue by geography:
United States	$ 85.3	$ 82.1	$ 82.1	$ 89.4
International	43.6	44.1	44.1	51.2
Instant games revenue	$ 128.9	$ 126.2	$ 126.2	$ 140.6

Services revenue by geography:
United States	$ 27.0	$ 27.6	$ 27.6	$ 30.1
International	18.6	22.5	22.5	22.0
Services revenue	$ 45.6	$ 50.1	$ 50.1	$ 52.1

Product sales revenue by geography:
United States	$ 1.4	$ 2.0	$ 2.0	$ 2.0
International	10.1	15.6	15.6	26.4
Product sales revenue	$ 11.5	$ 17.6	$ 17.6	$ 28.4

Interactive Revenue - Key Performance Indicators
Social gaming:
Average MAU (6)	7.7	4.9	7.6	8.6
Average DAU (7)	2.3	1.3	2.0	2.2
ARPDAU (8)	$ 0.19	$ 0.23	$ 0.19	$ 0.20

Interactive Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Social gaming	$ 40.9	$ 26.4	$ 36.3	$ 41.7
Real money gaming (9)	6.0	4.4	5.0	5.4
Interactive revenue	$ 46.9	$ 30.8	$ 41.3	$ 47.1

(1)  WAP (wide-area progressive), premium and daily-fee participation units comprise participation gaming machines (WAP, LAP (local-area progressives) and standalone units) generally without fixed-term lease periods. Certain Scientific Games units previously included as standalone premium units are now included in "Other leased and participation units" and totaled 405 and 923 units for the three months ended March 31, 2014 and December 31, 2014, respectively.

(2)  Other leased and participation units comprise server-based gaming machines, video lottery terminals, centrally determined gaming machines, electronic table seats, Class II and other leased units. Certain Scientific Games units previously included as standalone premium units are now included in "Other leased and participation products" and totaled 405 and 923 units for the three months ended March 31, 2014 and December 31, 2014, respectively.

(3) Results of Dragonplay Ltd., acquired by Bally on July 1, 2014, and results from other Bally interactive products and services are now included in the Interactive segment.
(4) Information provided by third-party lottery operators.
(5) U.S. lottery systems customers' retail sales primarily include sales of draw games, keno and instant games validated by the relevant system.
(6) MAU = Monthly Active Users and is a count of unique visitors to our site during a month.
(7) DAU = Daily Active Users and is a count of unique visitors to our site during a day.
(8) ARPDAU = Average revenue per daily active user is derived by dividing revenue for a period by the DAU for the period by the number of days in the period.
(9) Interactive real money gaming operations in the U.K. and Belgium were discontinued during the March 2014 quarter.